Exhibit 99.3

Greif Inc.

Second Quarter 2015 Earnings Results and Transformation Plan

June 10, 2015

Operator:

Greetings and welcome to the Greif Second Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder this, conference is being recorded.

I would now like to turn the conference over to Mr. Scott Griffin, Vice President of Communications. Thank you, Mr. Griffin; you may now begin.

Scott Griffin:

Thank you, Manny. Good morning everyone and welcome to the Q&A portion of our 2015 Second Quarter Earnings and Transformation conference call. Beginning this quarter, and consistent with Greif’s commitment to enhanced transparency, we posted a slide presentation and recorded remarks by Executive Management yesterday under Conference Calls in the Investor section of our website regarding our 2015 Second Quarter Results and Transformation Plan.

We appreciate those of you who have taken the time to submit questions for us for today’s call. Similar questions have been combined so we can sufficiently address as many topics as possible. Based on the volume of questions we received, we expect this call to last approximately 90 minutes.

I am now on Slide 2. Responding to written and live questions this morning are David Fischer, President and CEO, Pete Watson, Chief Operating Officer, and Larry Hilsheimer, Executive Vice President and CFO. David Lloyd, Vice President, Corporate Financial Controller, is also present in the room.

Before the market opened yesterday, we issued our 2015 second quarter earnings results, which are posted on our website at Greif.com in the Investor section under Conference Calls.

Please turn to Slide 3. This morning’s Q&A session will contain forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

During this Q&A session, certain non-GAAP financial measures may be discussed, including those that exclude the impacts of acquisition and divestitures, special items such as restructuring charges, and impairment charges and acquisition-related costs. There are reconciliation tables included in our earnings release in the presentation posted on Greif.com yesterday.

The format for today’s call is first to respond to questions emailed to investors@greif.com regarding our second quarter results, followed by questions about our transformation plans. We will then address live questions in the same sequence.

I would like now to turn the call over to it David Fischer, President and CEO.

David Fischer:

Thanks, Scott. I want to welcome everyone who is participating in today’s conference call and especially those who have taken the time to submit questions in advance. We are intending to be more transparent in our reporting and investor communications and hope this format is more efficient and responsive to your questions. This format is new for us, and therefore we may make some adjustments from time to time based upon your feedback in the spirit of continuous improvement.

With that in mind, let’s begin with our first question.

Operator:

Thank you. Ladies and gentlemen, if you would like to ask a question over the phone, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys, and we do ask that in the interest of time you limit yourself to one question and one follow-up question so that others may ask.

Scott Griffin:

Manny, thank you. We’re going to go to prepared questions received in the queue. The first question I’m going to read is directed to Larry. Larry, I have three questions related to free cash flow. Let me read them all first and then I’d like to ask for you to respond.

Why was free cash flow so negative for the first half of 2015? What steps are being taken to improve free cash flow in the second half, and has Management revised its free cash flow outlook of $80 million to $110 million for fiscal 2015? Larry?

Larry Hilsheimer:

Thank you, Scott. There were several discrete items that contributed to our reduced cash flow position in comparison to 2014. First, we paid $18 million of taxes related to 2014 gains on sales of businesses. Our paper and packaging working capital was up as planned by approximately $11 million as we built inventory in advance of our extended shutdown for the modernization of our Riverville mill. We also had a $10 million currency translation impact related to cash flow that was associated with our working capital change related to enhanced European cash management activities at October 31st related to our food season products, and contractual arrangements with our suppliers and customers which enhanced our working capital position at October 31st due to that seasonal business. That seasonality impact is then eliminated through the first half of the year.

We also had a $14 million impact of accelerated payments of accounts payable to take advantage of early pay discounts in excess of our historical norms, an opportunity that we discovered in our deep dive to improve our working capital management. We also securitized less receivables in our European operations as we amend our factoring arrangements to more appropriately manage our capital needs. The amount of receivables sold as part of our factoring arrangement was lower at April 30th compared to October 31st. These items combined with less cash flow as a result of reduced operating profits led to our reduced cash flow position.

We did generate cash proceeds from dispositions of businesses and property plant and equipment of $18.1 million for the first half of the year, and we expect to generate an additional $30 million from four other business transactions closed and anticipated to be closed the remainder of the year.

With respect to the second question, Scott, what steps are being taken to improve cash flow for the second half of the year, obviously our Paper Packaging business will work through its inventory buildup through the extended shutdown period, and thereafter. The other businesses have focused working capital improvement plans to permit us to achieve our flat year-over-year working capital goal. In addition, we have reduced our cap ex plan to $130 million.

On the third item, has Management revised its free cash flow outlook of $80 million to $110 million that we talked about on our Investor Day? Yes, we now expect our free cash flow to be $60 million to $90 million related to our revision.

Scott Griffin:

Thank you, Larry. Larry, I’m going to stick with you. This is a question regarding operating working capital. Will working capital be neutral this year as stated in your remarks at the New York Investor Day?

Larry Hilsheimer:

As I just stated, Scott, our plan continues to focus on driving working capital to neutral for the year and we haven’t backed off on that plan.

Scott Griffin:

Thank you, Larry. Pete, I’ve got a question for you. Regarding the rapid decline in raw material costs, do you have high priced inventory? If so, how long will it take to correct?

Pete Watson:

Yes, we have seen a significant decline in our raw material costs. In the two major raw materials and resin, it takes 25 to 30 days to cycle through inventory levels. In our steel business, inventories are turned between 45 to 60 days depending on the region of the world we work with. It’s important to note that both sourcing and customer agreements we have in place that have a price adjustments mechanism works very well with moderate raw material change, but during severe changes in raw material it takes time to work through inventories.

Scott Griffin:

Thank you, Pete. Larry, I’ve got a question for you. What’s behind the drag in our accounts payable, Greif’s account payable?

Larry Hilsheimer:

There was a large buildup of payables at October 31st, related to our food season in Europe, which related to the enhanced contractual relationships which we had with suppliers. As we’ve worked through the first half of the year, our payables have returned to normal levels and our current forecast is for a similar situation to occur this year, which could be impacted by the timing of the food season. You will note in our 10-Q that we, or I mean in our earnings release, that we disclosed working capital year-over-year basically at similar levels.

Scott Griffin:

Thank you, Larry. Larry, with respect to dividends, I have two questions regarding dividends. Your dividend seems very high relative to free cash flow and earnings. How sustainable is your dividend into the future?

Larry Hilsheimer:

Scott, the Company and its Board view the issue of dividends with a long-term lens. We don’t plan to decrease the amount of our dividend, nor do we expect or desire that our payout ratio remain as high as it is currently. Successful execution of our transformation plan will drive enhanced profitability, driving our payout ratio down while generating significant improvement in our cash flow. In the interim, we have access to sufficient liquidity within our capital structure and debt covenants to continue payments as we drive operational improvement to enhance financial returns.

Scott Griffin:

Larry, as a follow-up to the dividend question, and I believe you answered it but I’ll ask the question again. Are there any covenants in the amended credit agreement that would preclude you from paying cash dividends?

Larry Hilsheimer:

No, and we have significant flexibility in the agreement. Let me refer anybody who wants to look to read Section 7.05 of our amended and restated credit agreement, which can be found in our SEC filings. Let me address the dividend paying capacity.

While our leverage ratio has decreased slightly due to operating performance, our levered ratio is at roughly 2.75, which is calculated without adding back any restructuring charge. Our restriction on an overall basis is 4.0, and again I’d refer you to the details in our amended and restated agreement. While we anticipate some increase in our ratio over the remainder of the year, we will not have any issues related to violating our debt covenants and our debt covenants will not restrict the payment of our dividends with our 2015 forecasted results and will not be an issue as we accomplish our transformation commitments.

Scott Griffin:

David, I have a question for you regarding capital. It reads, given earnings results to date, have you adjusted your capital expenditures for fiscal 2015?

David Fischer:

Yes, Scott. Back in January, we clearly stated our intention to be very deliberate and much more aggressive in how we manage cap ex and even restrict or eliminate it for underperforming businesses. You can’t do that week to week, month to month or even sometimes quarter to quarter, but when we see downturns in our business, like we’ve most recently seen, there are constantly being reviewed a list of investment projects. We’ve gone through that and our resulting cap ex expenditure for this year will be more in the area of $130 million versus $150 million. But I want to emphasize that we’ve fully funded all three of our strategic growth projects this year and much of that cash, if not all, has been pretty much deployed. Those projects—just to it remind our audience—are the Jubail steel drum plant with Sadara in the Kingdom of Saudi Arabia, the modernization of our Riverville paper mill, and the expansion of a second corrugator down in North Carolina. I’m very happy to report that those three growth projects are all within budget, they’re all on time, and most impressively, particularly for the Riverville mill where we had as many as 500 workers at any one time in the plant—300 of those from the outside—we have executed on all three of those to date with zero safety incidents. So we’re on track, we’re pulling back where we need to be pulling back, and we’re continuing to push forward on our growth projects.

Scott Griffin:

Thank you, Dave. Pete, I’ve got a question for you regarding our Rigid Industrial Packaging business. The first question is, what are you doing to improve RIPS’ North America business and restore your margins in the core business with an emphasis on margins?

Pete Watson:

At this point we’re very, very dissatisfied with the performance of our business in North America. What I’d like to do is share two things. One, what the issues are that impacted the performance in Q2, and secondly, what actions we are doing to restore the performance of the business.

Overall, we’ve really had subpar execution in all areas of the business. We’ve had a reduction in our revenue caused by two things: one, lower volumes in all of our substrates, and lowering selling prices primarily due to deflation in our raw materials. We’ve had operational inefficiencies in most of our operations. A good example of that is we had the impact of a fire in our Florence, Kentucky steel drum plant. This plant was closed for 45 days starting in mid-April. This had significant impact on our supply chain efficiencies and our efforts to serve our customers. We have restored the operation, effective June 1st, and are serving customers in that region. We have had some economic factors in North America creating some headwinds in our customers’ business segments.

More importantly what I’d like to do is explain the actions we’re taking to restore the performance of the business. First, our focus is to deliver higher levels of service to our customers on a consistent basis. Some of the specific actions we’re taking: we are having more disciplined commercial initiatives aimed at value-based pricing to improve margins in selected product lines and geographical regions that are consistent with our consolidation of manufacturing operations.

Secondly, we are taking actions to improve our operational efficiencies on our factory floors. A good example of that is in our operational excellence initiative and the transformation. We have made significant improvement in our parts line that provides our Houston steel plant tops and bottom components. This efficiency improvement has had a 60% change in cycle time, and what this does, it eliminates the bottleneck in our steel drum line process which will enable higher output to finish large steel drums.

Third, we are aggressively reducing our structural cost base by consolidating our manufacturing footprint. To date, in 2015, we have closed our divested five plants in North America. These include the New Orleans steel plant, our Fenton, Missouri steel plant, our Oakville, Canada steel plant. We’ve also divested two delta plants in Chicago and Denver, and we are addressing underperforming businesses with our transform and fix plans.

The last point of emphasis is we are taking very decisive actions to reduce our SG&A costs that are necessary but difficult.

Scott Griffin:

Thank you, Pete. David, staying in RIPS, the question is regarding our investments in the Kingdom of Saudi Arabia. Regarding the KSA steel drum operations, how big is this revenue opportunity? Greif had previously discussed this being a $40 billion investment for the chemical industry. Is that still correct?

David Fischer:

Scott, back in January at the Investor Day, we discussed that the Sadara JV between Dow and Saudi Aramco was publicly described as a $40 billion investment complex at maturity. That makes it one of the largest chemical complexes in the entire world at maturity, and we’re very pleased that we were awarded the initial 100% supply for steel drums at the complex, and that will be under a long-term contract; the first stage of that is a million drums. So our plant is being constructed. We’ve made the investment, and I think it points to another good example of how we’re fulfilling our aspirations to grow with customers around the world. And our Middle East team led by Abdnour Elmosor is just one example of how we’re winning with customers, and he and his team have done a great job.

We don’t discuss specific revenue or pricing for customer contracts for obvious reasons, but just to state why in this case, it’s 100% supply to a major customer. The numbers of units of drums are known and it’s a very easy math to calculate the financial arrangements made with our customer and we’re simply not going to talk about those kind of details. But it’s a good opportunity; we’re very happy to have it and we’re looking forward to more of those.

Scott Griffin:

Thank you, David. Pete, we’re still in RIPS. The question is, please provide more color on the geographic developments for volumes in RIPS for the quarter and for the outlook.

Pete Watson:

If I could, I’ll walk around the world on our Rigid Industrial Packaging volumes and some color around the circumstances. In the second quarter—and these comparisons are same-store sales, they don’t include divestitures or closures. In RIPS, our volumes were up 1.3% on a global basis, and I’ll walk through the specific regions.

Our best performance in the quarter is EMEA. Overall they’re up 4.8%. All the product lines showed positive improvement, and that’s indicative of the improving economic activity we’re seeing in this region. We have particular strength in plastic drums and IBCs.

In APAC, our volumes are even, but we’ve had much stronger volumes in plastic and IBCs, which is a targeted growth business for us in that region, but today it is a much smaller percentage of our overall business.

In Latin America, we’ve seen a decline of 4% in volumes in the second quarter. We did see an increase in our steel drum volume, but we had much lower volume in plastics due to a delay in the ag season. I would comment that Brazil continues to be a challenging region for us but the rest of Latin America is showing very favorable results in profit and volume.

Finally, in North America, our volumes are down 0.9%. That’s been impacted in part by IBC volumes, driven by slower activity in end use markets that use this type of packaging.

I’d like to also comment on our Greif packaging accessories business, which this business manufactures closures for steel and plastic drums and other industrial packaging products. We are seeing volume trends in our steel drum closures that are consistent with our volume and rates in each of our four regions of our RIPS business. We are seeing some volume improvement in our plastics closure business, which is created by the development and growth of new innovative products by our team.

I also will comment we have a new closures plant in China this year and we are progressing very well ahead of plan during the first year of production.

Scott Griffin:

Thank you, Pete. Larry, back to you. I’ve got a question regarding controls. What remaining processes need to be implemented from an accounting control standpoint?

Larry Hilsheimer:

Thanks, Scott. With David Lloyd joining our organization as Controller, we are making significant strides in our focus on controls. We continue on a cultural journey for some of the entities that we acquired over the past decade and moving from a decentralized model to a more centralized control model, but we feel very good about the commitment of Management worldwide to control execution. We have had clear communication about the importance of controls and commitments from each leader to execute within their businesses. We have plans in process to remediate the material weaknesses, and as disclosed in our 10-Q, we expect them to be remediated over the remainder of the year.

The biggest challenge from a control standpoint remains our disparate ERP systems. While we have made significant progress and have 60% of our businesses now on our LN system, our control structure will continue to be enhanced as that percentage increases and we become more centralized on one system. We anticipate 85 to 90% of our business will be on the LN system by 2017, and a great deal of credit goes to Adry Kooyman and Doug Lingrel for their excellent job in leading this implementation.

Control is a mind set and a commitment and it has to do with people understanding what their jobs are day-to-day, and like I said, I’m extremely encouraged by the commitment of our leadership worldwide to enhancing our control procedures. We have established many ancillary communication tools to continuously emphasize the importance of this control environment worldwide, and again, I’m just very pleased with how teams are responding.

Scott Griffin:

Thanks, Larry. Staying in that same space, when will you be able to provide a clean re-stated version of your fiscal 2014 historicals on a quarterly basis?

Larry Hilsheimer:

Yes, Scott, thanks for that question. There must be some confusion out there but just to be clear, our Form 10-K for 2014, which is available on our website and through SEC processes, presents the re-stated quarterly information already. It’s in Note 20 to our 2014 10-K.

Scott Griffin:

Thank you, Larry. Larry, I’m sorry but we’re going to keep bringing them your way. We’ve got another question coming in on foreign exchange. This question is, FX was cited in the pre-release announcement. How much a factor is it expected to have on earnings in the second half of 2015?

Larry Hilsheimer:

I had shared that our estimate of the second half impact on sales is $190 million, approximately, and then our rough estimate of the impact to EBITDA is roughly $21 million. I would share that that’s from a translation standpoint. It ignores the transaction impacts of supply chain transactions, as those of you who know work with global businesses with complex supply chains like ours where purchases of various raw materials can shift between markets, you know, the estimation of the exact currency impact on a forecasted basis is one that is subject to estimation error. So I would just caution on that, but that’s the estimate that we’ve built into our forecast at this point in time.

Scott Griffin:

A follow-up question on that space. What actions are being taken to mitigate the translational impact of FX on your earnings? Emphasis there on the translational impact.

Larry Hilsheimer:

Thank you, Scott. We’ve discussed before we do not try to hedge our translation risk for currency matters. We do work very diligently to try to enter into natural hedge situations to manage our currency exposure, and we continue to explore with our advisors other ways to try to manage our currency risks and supply chain-related currency matters.

Scott Griffin:

Thank you, Larry. David, I’ve got a question for you. This question is regarding our land business. Do you anticipate any major transactions in land in fiscal ‘15 or fiscal ‘16?

David Fischer:

We have previously mentioned that we have a signed agreement to exit our Canadian land holdings. That agreement will be closed upon in the next few months. Beyond that, for the next couple years we see no further major transactions in the pipeline.

Scott Griffin:

Thank you, David. Larry, regarding tax: early this year, Management indicated an effective tax rate of 32% for fiscal ‘15. What has been the effective tax rate, and what do you expect for the remainder of ‘15?

Larry Hilsheimer:

Thank you, Scott. You might recall that in our first quarter earnings call we explained that the tax rate for the year was then projected to be 38.3% due to the shift in projected earnings into higher tax rate jurisdictions with losses being incurred in geographies where we are required to establish valuation reserves due to the uncertainty of the use of those losses to offset income in the future. Our current global tax rate remains in that 38 to 39% range. For the year of the tax rate for our Q2 earnings is approximately 31 percent. That is due to the recognition of discrete tax benefits associated with the loss on the sale of a business in the US, and also the release of tax reserves related to resolution of certain tax examinations and the statute of limitations within certain non-US tax jurisdictions which occurred during this period.

Scott Griffin:

Thank you, Larry. David, I’ve got a question regarding people and talent. It appears the Company has suffered from a loss of executive talent over the past few years. Can you comment on this and what actions are being taken to address this matter?

David Fischer:

There may be a bit of misperception around here that that question sort of implies that everyone who has left has done so on their own accord. That’s simply not the case. We’ve always been and remained focused on making sure the right people are in the right position. This means sometimes changes are required, like Pete talked about for North America more recently, and for folks that have visited us or spent any time in our facilities with our people over the last couple years, they immediately recognize and often comment that the quality of the people we have throughout the entire organization is very high and impressive. Our unique culture has enabled us to attract a lot of top talent as evidenced by our recent hires and three new executives, experienced leaders like DeeAnne Marlow for HR, Michael Cronin in Europe and Ole Rosgaard who is going to be joining us here in North America. Those types of talents could go anywhere but they’ve chosen to join Greif due to our culture and the quality of the people here.

Lastly, I would point to the transformation process. That process itself has created an opportunity for numerous young leaders to rise to the occasion. These younger talents have demonstrated true leadership in the first half of 2015 as we implement the transformation, and they are taking the opportunity to grow their own careers in this process. So not only are we attracting top people from the outside, but we’re also growing talent from within.

Scott Griffin:

Thank you, David. Pete, a follow-up question on North America. Can you provide some context around the change to the North America leadership?

Pete Watson:

Yes. As we’ve discussed, the RIPS North America business performance needs to be improved, and based on that, we made a change in leadership. We hired Ole Rosgaard to lead the business due to his experience in the US and Europe, as David indicated. He’s been very successful in leading businesses in similarly competitive environments. He starts in August. In the interim, I’m going to personally run the business.

Scott Griffin:

Thank you, Pete. We’re going to transition over to questions relating to transformation. David, the first question is regarding FPS and the question is, can you please explain the rationale for your Board approved decision to remain in FPS versus the divestment option?

David Fischer:

Sure, it’s a common question I get posed. Clearly, the initial investment thesis that we outlined at the inception of this business has changed dramatically with the unrealized benefits coming from the low-cost country feedstock strategy we had. Furthermore, the labor unrest and occupation of our Turkish operation caused great disruption to the main facility in our whole network. Our own poor performance and missteps have also made a challenging environment, but we are where we are now and the challenge for us as leaders is to pick the best path forward for shareholders.

Certainly the easiest decision would be to sell it now and take the loss but our job is to do what’s best for the shareholders and for our investment, not necessarily to do what’s easiest.

We took recently a careful look and in-depth review of our situation with our JV partners, and we also consulted with several outside third parties on the subject, and from where we are now, we believe that rehabilitating the business is the best value for our shareholders. Key reasons that that business still is a fit for Greif is that it’s in our space. This is an industrial packaging business and we know that space very well and we have a broad network in over 50 countries. We have good customer overlap with the other activities we do, whether it’s rigids or even in some cases in the paper business. Our customers globally want the product from us; we hear that resonate with customers. Offering them a consolidated source for this product on a global basis is very attractive. And lastly, we’re the only global player. There’s nobody else who’s following or has the type of scale that we have.

Things that give me confidence looking forward: several of our facilities most recently had demonstrated a best-in-class production breakthrough on production efficiencies, and the Management has a good plan to replicate that capability. That’s only in a small portion of our network right now across all sites but it is clearly going to be a real advantage for us, and it’s being practiced as we speak.

The bottom line is that this business currently contributes essentially zero to our overall valuation as a company, and we strongly believe that the planned improvement we have will provide ample upside to our valuation.

Scott Griffin:

Thanks, David. I’ve got a follow-up question in FPS. How do Management’s previously stated goal in EBIT and SG&A relate to the revised FPS strategy?

David Fischer:

Well, about a year ago, or a little more than a year ago, we put out that we would reduce SG&A in the FPS business from about 17% down to 10, and we’d improve margins significantly in that business. Last year’s events were unprecedented and we’re just now working out of that. When we outplace a thousand people from a site under one roof, then have to rehire and retrain a thousand people to get your main capability back up and operational, it takes quite a bit of time. So, those goals are still out there for us to achieve but they have been delayed and we’re outlining in the transformation deck for our investors and analysts to look at what we’re saying in terms of the path forward for that business.

Scott Griffin:

Thank you, David. Pete, staying in FPS, is FPS still incurring higher costs from the illegal occupation of Hadimköy, Turkey?

Pete Watson:

Unfortunately there are two issues that continue to impact this business due to the occupation. The first concerns customers. While a large majority of those customers continue to use Greif as a major source for FIBCs, some of them are due to the occupation added a second supplier from a risk management situation. This has reduced some of our volumes versus a year ago, but we’re diligently working to earn that business back.

The second issue involves around staffing of our plants in Turkey. We continue to train and develop new personnel in the sewing departments, which employ a very large percentage of our employee workforce in those factories. This effort is part of our implementing a shift from an outsourced labor model, which was employed in all of our Turkey operations, to employing an in-house labor model using all Greif employees. Through this structural shift in this labor model, we are effectively increasing the volume and efficiencies each month in Hadimköy. I would like to highlight this implementation of change has created an opportunity where we’ve redesigned our cell manufacturing layout and we are currently achieving gains in 100% in productivity of finished bags in sections of this factory. This is an ongoing process and will continue to create value for this operation in the coming months.

Scott Griffin:

Thank you, Pete. David, a question for you regarding the progress we’re making on SG&A. Can you update us on your efforts to reduce SG&A by the previously announced $35 million?

David Fischer:

Yes, Scott. If you back up to the January Investor Day, we outlined our plan to reduce our structural costs. We recognize that our structural costs are simply too high for the competitive commodity markets that we work in, and as a senior executive team we are taking a hands-on approach to fixing that. We’ve also assigned several strong leaders in the Company, led by Chris Luffler, to a task force that is helping us implement this on a global basis, and I’m pleased to report they’re making great progress.

As I’ve mentioned on previous calls, the rapid growth over the past decade, including numerous acquisitions, drove up our SG&A costs in parallel with sales and we didn’t really realize any of the benefits from scale. By reducing complexity across our business lines and by reducing complexity across functions, we’ve already achieved this year a significant reduction in headcount. So to be more specific about the nearer term goals you mentioned, Scott, in 2015 we will complete the process that’s already underway and reduce SG&A expense by more than what we had discussed in the January Investor Day. Back then we forecasted $15 million to $25 million reduction on a run rate basis for FPS, and about $10 million in all others by the end of this year.

Now foreign currency exchange rates have challenged us a bit on this goal as some of our marks move on a local currency basis translated into US dollars, but since that time we have developed plans and are implementing them for FPS and we will be in the range I described previously in January, and we’re going to do a bit more than the $10 million in the other areas as a result of our transformation activities.

So we’re going to continue to drive this initiative. We’re going to manage it from the top down. We’re going to reduce complexity in our geographies and we’re going to reduce complexity in our businesses. By the end of 2016, we will have reduced our SG&A expenses by at least $45 million on a run rate basis.

Lastly, I’ll point to Larry’s previous comment which I think is a very good one: our global ERP system implementation is progressing and is progressing very well, and it will continue to be a big key enabler for us to achieve this goal by the end of 2016.

Scott Griffin:

Thank you, David. I have a follow-up question on SG&A. It’s very specific; it’s in reference to one of the slides in the deck that we posted earlier. It reads: $50 million of lower SG&A by 2017, RIPS in excess of $22 million, Flexibles $10 million; is the balance of the $18 million related to general corporate?

David Fischer:

No. The corporate allocations are rolled forward into the business numbers. I didn’t hear you mention PPS, so you’d have to go back and look at the slide and add in the PPS figure as well; that will count for a portion the of the 18. But if you go back and you add up the ranges that we shared with folks in the deck, you’ll see that our range encompasses what our goal is, and we have, like I said, clear plans to achieve those. Our range in the deck, I think, runs somewhere around 37, 38 to like 50 or 52, and if you take a look at that, we have plenty of runway to get there.

Scott Griffin:

Thank you, David. Larry, I’ve got a question for you. What are the expected cost savings amounts in restructuring cash component for the fiscal year ending October 2015?

Larry Hilsheimer:

Thanks, Scott. Year-to-date, we’ve incurred $10.5 million of restructuring expense. Most of the restructuring expenses that I’ll talk about, the majority are severance-related costs on different elements of our plans. We’ve paid $4.8 million in cash year-to-date through April 30th.

For the year, we anticipate $30 million of restructuring expense as our current forecast and the amount of cash anticipated is expected to be roughly that amount as well, although some of that relates to accruals at the end of last year. You always have that carryover effect. We anticipate ongoing transformation run rate savings from these restructuring costs to be slightly above $30 million between operational savings related to plant consolidations and overall SG&A benefits, with $15 million of similar savings this year. This is what we are already anticipating, and then as David just covered, the transformation deck addresses the incremental savings going forward.

Scott Griffin:

Thank you, Larry. A follow-up question: is the $75 million to $85 million restructuring costs on Slide 34 all cash? How much is cash?

Larry Hilsheimer:

You know, with respect to that $75 million, you know, a good portion of that will end up being—ultimately it’s all cash. The issue gets to be how much ends up being accrued at any point in time, but it ends up being ultimately all cash expenditures, and again, a significant portion of that will be related to severance-related costs.

Scott Griffin:

Thank you, Larry. Pete, we’re going to go over to a question on transformation with respect to the portfolio. How do you feel about the relative size and trajectory of each of your business lines? How will transformation impact the portfolio in terms of size?

Pete Watson:

Let me reference—to answer the question let me reference us back to the slide deck starting on Page 26. It might be easier just to walk through the four portfolio businesses and talk about the transformation as it relates to the question of relative size and where we’re going from our current baseline to 2017.

I’ll start first on Page 26 with the RIPS business. As we know it’s a global business and our focus is improving customer satisfaction, shareholder return. The size of the business is a reflection of an active portfolio management process based on the closures, divestitures, and it also includes FX adjustments. This reflects in size a plan that’s a case of profit growth as opposed to growth for growth sakes. Some of the key elements are: we need to as a global business consistently perform to our customers in regard to quality and customer service, and be recognized across the globe as a consistent, safe choice brand. Our growth opportunities will be very selected in regions with targeted customers. Examples of that are, as David indicated, our new steel drum plant in Saudi Arabia with Sadara. We will also continue, as part of this plan and our profitable growth path on the IBC businesses, focused in EMEA, North America and APAC. A big part of this plan to manage the growth has to due to the strong emphasis on reducing our structural costs, both in footprint consolidation and improved manufacturing efficiencies, and as we’ve already discussed, we’ll continue to fix or close underperforming business operations in all of our plants. To date, we’ve closed or divested eight operations in this business in RIPS globally, and as David said, we have targets to save a minimum of $22 million in run rate through the transformation and that is nearly half the Company’s target.

If I could go to the next slide, Page 27, it shows our Paper Packaging business and it’s a business where our focus is on creating value through differentiation. We’re in a niche position in the North American market, and I believe we’re positioned for profitable growth opportunities. We’re showing pretty significant growth relative to our baseline in the model. Part of this is the completion of the previously announced growth projects at our Riverville mill under Semichem medium machine. That also includes our expansion in North Carolina of the additional corrugator plant and our sheet team operation. Other parts of that include growth in our specialty products area, focusing on triple-wall litho-laminated sheets and some unique and proprietary coated products that we are developing. Our focus on this is to increase our current integration position over 90% and we’ll do that in part to some of the growth projects we talked about, including continued expansion of our unique sheet feeder model and core choice. Part of this also includes how we innovate on product performance, both on the medium products we have, how we produce our lightweight corrugated sheets, and again, some of the unique coating applications we’re developing in this business.

If I could turn now to Page 29 and talk about flexible products and services. Our focus is really to become a supply chain and productivity partner, positioning ourselves to grow our profits. As David indicated, our intention in this business is to fix first and then stabilize the business and selectively grow it. So if you look at the growth rate or the scale of this business, it really reflects that strategy, and our plan is on profit restoration first and growth second. The size initially is smaller versus the baseline due to divestitures of multi-wall and some other divestitures, smaller divestitures on the way, and including FX adjustments. Three key parts of this plan is to spread the production capability across all three regions of APAC, EMEA and Americas, and reduce our dependency on our production footprint in the EMEA region. From a growth standpoint, we intend to grow over 15% in that three-year period with a high focus in the Americas where our largest growth region is in this plan. We also have higher growth in some of the niche end use segments such as high hygiene applications in food and pharma.

Part of our improvement in our profit restoration, which you can see is a $30 million improvement from baseline, has to do with pricing initiatives to rationalize some of our lower margin products, reducing our SG&A cost structure, and again, we’ll have a strong focus on fixing, closing or divesting underperforming operations. To date in 2015, we’ve closed or divested two operations and will continue to evaluate opportunities in an effort to improve the profitability of the business.

Finally, what I’d like to do is go to Slide 30, which is on land management. This is a very entirely different business than the other three businesses in our portfolio. The strength in land management is that it provides significant strategic financial security and flexibility, and our whole mission in this business is to create the greatest amount of value per acres in our portfolio.

Scott Griffin:

Thank you. I appreciate that. We’re going to now move over to a question for David in the portfolio category of transformation. It would seem an appropriate path during the transformation to spin off timber and land to Greif shareholders. Is this being considered?

David Fischer:

Thanks, Scott. Periodically we review our entire portfolio, not just timber but all aspects of our portfolio and our holdings, which many of you know on our timber platform or timber business specifically, we’ve owned a lot of these timberlands for a very, very long time, and they remain significantly undervalued on our balance sheet. Our bankers find those holdings very attractive, as do many long term shareholders, and that has come very clear to us repeatedly over the years. We manage our lands with one of the very best teams in the industry, and it’s no coincidence that the revenues we get per acre are among the best, if not the best, in the industry, even compared to the professional REITs. We’re taking measured steps on several opportunities to enhance the value of what we do in our land portfolio. Those opportunities include surface and deep mineral evaluations on all of our lands in Louisiana, and we’re also looking into surface minerals such as aggregates, sand and gravel on all of our lands across the south, so we’re pretty optimistic that we’re going to get some good opportunities out of there.

We will continue to evaluate our land holdings. We’ll continue to weigh tax-effective options that are suggested to us by bankers and shareholders alike against the long-term hold option, and we’ll certainly keep investors apprised of our position as we go.

Scott Griffin:

Thank you, David. Larry, you got the first set of questions and you get the last one of the ones we received. It’s still in the portfolio category with respect to land, and the question is, would it be possible to move the land SBU from a C Corp to a REIT? Do you have a view on that as far as actions such as this in the future?

Larry Hilsheimer:

I think David did a great job of just laying out how we assess our portfolio from time to time. There are many different options that you could consider with the land portfolio. That would be tax-preferred structures; a REIT spinoff is one that we’ve studied before. We understand how it works. Most people would indicate that it would be too small a group of assets to do that, but, you know, it could be a small cap entity. There’s favorable rulings with respect to the IRS on spinouts of timber assets into REITs. So I think, yes, it’s a technical aspect of it. Is it possible? Sure, but it’s one of the things that, like David said, we’ve looked at before, we understand it. It’s just not something that our Board has considered us at the point of doing at this juncture.

Scott Griffin:

Thank you, Larry. I’d like to again thank all you have that have submitted questions ahead of time that allowed us to go through this. We’re going to move into the second phase of this, which are live questions. So Manny, I would like to turn it over to you and your team to allow the first live question to be asked.

Operator:

Certainly. Our first question is from Chris Manuel of Wells Fargo. Please go ahead.

Chris Manuel:

Good morning, gentlemen. I feel like we’ve been waiting a couple days to ask questions.

David Fischer:

Sorry about that.

Scott Griffin:

We hope you sent them in early, Chris, so we can give you adequate answers.

Chris Manuel:

Well, we get to see how you think on your feet now, so this’ll be more fun. A couple questions for you. Let me start with—to kind of circle back to the RIPS North American business, and then I’ve got a follow-up related to the Flexibles business and I’ll jump back in the queue, but when I look at the North America business, you cited through the quarter that volumes were actually up in the business, but that you were seeing significant slowdown in the back half. So, we did a little math around this, and if you look at what you preannounced first half to second half, or what the preannouncement was, it suggested about a $53 million of op income hole. I guess my question here that I’m getting to is, even if volumes were up 10% in just the North American business, that’s only the normal contribution rate, 15 or so million of EBIT. There’s a pretty big hole as to what happened. Currency, from the last time you gave guidance, now is actually benefiting you. You cited this is really a North American business. Also, in your prepared remarks yesterday, you cited that steel was hurting you, so can you give us a sense—I mean, it would sound like, given my math, you’ve got a 40 or so million dollar hole that steel is hurting you. Can you help us understand how long that’s going to be the case, how we should think about quantifying some of those numbers, and perhaps what happened from a risk management standpoint that got you so upside-down in steel?

Pete Watson:

Chris, this is Pete. I’ll take that question. In regard to volumes in the second quarter, we actually saw a reduction of nine-tenths of a percent in North America on volumes. A large majority of that are IBC volumes in plastics, and steel was relatively flat at that point. Let me kind of go through what is causing some of the performance issues and hope that answers some of the question.

I’ll just be really honest, we are really poorly executing in that business right now, which is one of the reasons for some of the changes we made. Our volumes are lower overall and they continue to show that trend. We’ve had a significant amount of operational inefficiencies in some of our operations, most specifically steel. I cited the fire in Florence, Kentucky, but I think again, overall, some of our operating inefficiencies are creating challenges to us and we just aren’t efficiently operating that business right now. We are seeing headwinds in the markets in certain businesses that we see. We highlighted some of those headwinds in the transcript and in the slides. What we see going forward is some shortfalls in our forecast based on some of those operating inefficiencies.

Larry Hilsheimer:

Chris, let me add a little bit to this. So, two elements. You mentioned currency being favorable to us. It’s not favorable to us relative to the guidance we gave, and I know that a number of people were wondering why we didn’t call down guidance at the first quarter call, because currency had shifted downward from the beginning of January. At that time, as I indicated in my prerecorded remarks, we thought that if it remained stable we could overcome that further degradation through cost cuts and other things, but at that time we were also still contemplating an uplift in the North American business, we were looking at what everybody else was talking about, a robust US economy. That hasn’t played out. So, our gap to what we had built into our guidance was significant, because it’s not just a gap to last year. We had predicted that the North American business would be up over last year, given everything that everybody was predicting about the economy, and we are actually now seeing the opposite. So, currency is a significant headwind to us, which we can’t overcome just through the cost cuts, and then we’re seeing the downdraft relative to even last year, when we had predicted an upturn.

David Fischer:

I think he also asked about the risk management on steel for the imports.

Larry Hilsheimer:

Yes, just our managing of the cost of the steel on the imports, is that what you’re talking about, Chris?

Chris Manuel:

Well, look, so kind of three elements here. When you say mismanagement or mistakes or elements within the business, we in the investment community outside of the industry don’t have any idea what you’re talking about, so that’s kind of what I’m looking for, for color, to determine, quite frankly, is this something that is going to continue for the next 50 years, is this something that’s going to continue for the next five months. You’ve laid out a baseline for this business and a path where you get to in ‘17, and now you’re in a hole starting from, so that’s kind of the nature of that first element of question.

The second, I guess rather direct question is, are you upside-down selling steel right now? I’ve been through a number of your plants and I’ve covered you for 15 years. You don’t have more than a couple of days of finished goods inventory and a week or two of steel coming in, so to be—with mechanisms that adjust in 90 days, to be upside-down in steel—you’ve lived through much more volatile steel environments than this and not had this kind of a problem. There’s something that doesn’t make sense here. Are you upside-down in steel is the direct question.

David Fischer:

Let me take that Chris, because you do know our plants well and you’ve been through many of them. We have had, for the recent quarters, a pretty big exposure to foreign Chinese steel imported. Our pricing mechanisms, when they’re tied to the indices, work very well when raw material prices are rather moderated up or down, but when you see a rapid decline, as we have seen most recently, the index adjustment outruns the supply chain for incoming raw materials and you get a squeeze. So, we have a few months to work through that, and I’ll let Pete comment about color commentary on mismanagement.

Pete Watson:

Yes, again, I think I talked in terms of some of the actions we’re taking on margin restoration had improved the business, so let me review those again. From a pricing initiative, we’re addressing products in regions. We’re unsatisfied with our pricing margins and we’re taking actions. We have some operational inefficiencies. Some of it is our structural costs. We have too many plants for the volume we run, so we’re consolidating our manufacturing footprint. I think that’s evident of the size plants we’ve closed or divested this year, which I referenced. We also have a group of plants that are grossly underperforming from what they have done in the past, for a variety of reasons, which is creating a large drag on our performance, which we will either continue to put in a transform-and-fix mode or we will close or consolidate those plants. So, we are taking a lot of decisive actions in this. This is not an issue that you will see fixed overnight. I think you will see continued improvement in this through the next six months, but those are the issues that we’re facing operationally right now and we’ve have a good plan to fix them and go after it.

Chris Manuel:

Okay, thanks for some of the extra color. Let me switch gears, a question for David regarding flexibles. Look, I fully appreciate you can’t fix something you don’t have, so you need the asset there to fix it, to do work on it, to make it better, but I guess my question for you is—I mean, you’ve spoke with us quite a bit over the past five years or more that you’ve owned these assets and gone through a number of different strategies and thoughts as to how you would fix these. What’s different or new that you’re using, what different tools are you using to try to fix the situation today moving forward that you haven’t in the past? Looking through what you talked about in the slide deck, you’ve cited pricing, you’ve cited consolidating some facilities there, you’ve cited creating some business, I believe, lower margin, a number of things of that nature, but those all sound like the same tools that you’ve utilized in the past that haven’t necessarily worked. So, what’s different now versus in the past?

David Fischer:

I would point to two key—it’s a good question, Chris, thanks, and I would point to two key differences. When we embarked on the strategy, we embarked on it with a hub-and-spoke concept that we would be dependent upon low-cost country sourcing like, we’ve talked about many times, and the supply chain was set up accordingly to work off of that assumption. When we dissolved of the KSA fabric strategy, because we did not realize the savings we thought we would on both resin and power, we had to regroup around the current asset base that that we then had.

Subsequent to the now one-year impact from the illegal occupation of our Turkish asset, which is our number one—I know it sounds like an excuse, but it’s our number one highest productivity main production facility for the both the webbing, meaning the fabric, and the confectionary bags coming out of it. When that was disrupted, we ended up with just trying to continue to serve our customers by spreading the load to other assets and buying bags and fabric from the outside. It made for a very, very expensive supply chain and operation, and not one I would call stable.

What we’re doing now is what I would call spreading the load. We’re getting closer to the customer. We’re spreading the load of manufacturing, not being consolidated around a hub-and-spoke, nor not consolidated around a Turkish-concentric production capacity that I would call overweighted. So, we’re moving those assets that we’ve bought, and they’re very good assets, to other facilities, to Greif facilities around the world, moving closer to the customer.

The third thing we’re doing is we’re taking our demonstrated best-in-class production capability from a couple of sites and we’re going to transfer that across the network. So, we’re getting back to blocking and tackling and making things better, faster and cheaper than anybody else in the world, and we’re leveraging our global relationships with large accounts. It’s a quite attractive proposal, when we go into one of our—I won’t name them—large accounts, which there are numerous, and you say to them, “you can get rid of 17 suppliers” or “you could get rid of 11 suppliers and you can go to one,” and they depend upon us on, on the kind of quality and service that we can deliver in the rest of our businesses.

So, those are kind of some of the fundamentals that we’re pursuing this time around.

Chris Manuel:

Okay, thank you. I have a bunch of other questions, but I’ll jump back in the queue.

David Fischer:

Thank you, Chris.

Operator:

Thank you. The next question is from George Staphos of Bank of America Merrill Lynch. Please go ahead.

George Staphos:

Thanks. Good morning everybody. I appreciate the efforts here to give us more information. I’m not sure we totally like the Q&A process, but, anyway, appreciate your efforts here.

I guess, piggybacking on Chris’ question, very simplistically, can you bridge between price, volume, operating inefficiency, and any sub categorization you’d like, what the difference in second half outlook looks like relative to your prior guidance? That’s question number one.

Question number two I’ve got is, within RIPS, and perhaps within North America, can you comment at all whether your weighting across your product categories is any of the contributing factor to your underperformance? In other words, metal was, I think you said flat or up. Plastics was down. Given our own trade contacts, it would seem to us that plastic is doing better than what you’re seeing, and is that feeding back into your poor performance, and if so, how do you attempt to fix it? Thank you.

David Fischer:

George, let me try to hit—you asked for sort of a can we simplistically explain, you know, going from our guidance to what we’re now providing as revised guidance, so I’ll do it very high level. We gave you guidance around a $430 million EBITDA before specials. We’re basically taking gross profit down $70 million related to additional FX and just sales that will be significantly less than what we had projected. As I indicated, we projected North American business growing rapidly. We’ve got SG&A savings that plays into that, of about $25/26 million, which is benefited by some FX trends, as well, but those are the elements, just those two key items. It’s just drop in sales, drop in margin and improvement on SG&A, as I stated, by currency. That takes you down to a new EBITDA range. It’s about $385 million.

Pete, do you want to address the second half?

Pete Watson:

Yes, sure will. If you look at—one key issue around North America is our loss makers. As I indicated, we’ve got some plants that are consistently underperforming in all substrates. We are doing consolidation of those plants and eliminating those that are nonperforming. We also have significant margin pricing activities, unacceptable margins in certain products or regions we’re undertaking. If you look at overall substrates in the portfolio in North America, there is some product migration or product decline inherently in some of our more profitable businesses, and I think that balance of mix is one small cause of the decline, but I go back to my comments earlier on what the key issues are in regard to commercial activities and pricing initiatives, and some of our operational inefficiencies, the fact we have too many rooftops in our business and can’t sustain that fixed cost structure.

George Staphos:

Pete, Larry, just if you can clarify the answer to my first question, and maybe the answer is you can’t and I appreciate that. How much of the of the $70 million—you said FX—how much is related to price cost squeeze, how much is related to, you know, operating inefficiencies, as you term them? Thanks, I’ll turn it over.

Larry Hilsheimer:

George, most of that is volume related, relative to what we initially had forecast in our guidance for the year. That’s what it’s primarily driven by.

George Staphos:

Thank you.

Operator:

Thank you. The next question is from Adam Josephson of Key Bank. Please go ahead.

Adam Josephson:

Good morning, Dave and Larry and Pete. Thanks for taking my questions. David, one on the transformation. Obviously, the Company’s strategy over the past five years or so has not worked. You can see that in the A shares stock performance compared to the market. Presumably, as a result, the Board recently formed this special committee, I think from which many investors were expecting meaningful changes. The presentation came out yesterday. I think I and others were surprised by the lack of substantive changes announced, which had me wondering what happened within the special committee. So, David, given your presence on the Board, can you shed some light into what happened and why there were not more substantive changes made to the Company? Thank you.

David Fischer:

Yes, Adam, thanks for the question. I won’t go into too much detail about Board dynamics, but I will tell you that the entire Board, as well as the Transformation Committee, are deeply involved in what we’re doing. We may have a little bit difference of opinion in terms of the scale of changes. We were never intending to paint a picture from the Transformation Committee that there would be holistic changes in our portfolio, meaning divestitures of paper or timber, or what have you, that we are commonly asked about. We believe that within the current portfolio we have over $100 million worth of profit improvement that lays in front of us, and perhaps then some, just from doing the kind of things that we have outlined in our transformation deck.

We’re going to first fix our structural costs with what I would consider by any company’s standard a big reduction in headcount of around 15% and a significant SG&A goal tied to the overall financials. We’re also going to drive out, like I mentioned previously, the underperforming businesses either through divestitures or fixing them, and that in itself is a big move for us, because we do have a very large population of plants and a significant portion of our revenue stream that’s performing quite well. So, we’re going to differentiate going forward with a little bit more—from our past performance, with a little bit more aggressive approach on how we deploy capital and resources, and what we choose to do and not do.

So, with $100 million onto the current bottom line, I think, I think the definition is appropriate in terms of transformation. If we have misled people with the title, that they were thinking there would be a breakup or a spinout, or something different, then probably we have overused that term.

Adam Josephson:

Got it, thanks, David, and Larry—I have one more then I’ll get back in the queue. Larry, regarding the dividend, you talked about taking a longer term view regarding the dividend. If I include fiscal ‘15, you will have financed the dividend partly with debt in three of the past six years. That seems like a long time horizon to me, perhaps you think otherwise. But, why would you use debt to pay the dividend when your leverage ratio is approaching three times and clearly higher than normal? Thank you very much.

Larry Hilsheimer:

Adam, I’m just looking at our payout ratio relative to earnings per share and, effectively it’s been below 100% every year, except ‘14, so maybe I have a different calculation, but we …

Adam Josephson:

I’m just comparing free cash flow after cap ex to the dividend.

Larry Hilsheimer:

Yes, okay. Obviously eventually earnings turn into cash, but I respect your view and you know, we are not happy with the payout ratio relative to the free cash flow or earnings, that’s why we’re going about transforming the Company, but we do feel very comfortable about our balance sheet. Clearly, if we are not successful at achieving the objectives of our transformation, we will be forced to look at that situation, but that’s not what we anticipate and we’re confident that we’re going to get this done.

Adam Josephson:

Lastly, Larry, a follow-on, what leverage ratio are you comfortable with?

Larry Hilsheimer:

What leverage ratio I’d like to be in is the one we previously stated, is 2 to 2.5.

Adam Josephson:

Okay. Thank you.

Operator:

Thank you. The next question is from Ghansham Panjabi of Robert W. Baird. Please go ahead.

Matt Krueger:

Hi, good morning. This is actually Matt Krueger sitting in for Ghansham. Thanks a lot for take my question. First, given that you previously mentioned increased levels of competition, which businesses are experiencing a more aggressive competitive environment, and what specific product types and regions are dealing with that dynamic?

Pete Watson:

Thank you, this is Pete, I’ll answer that question. I’ll comment there are always competitive pressures in any markets, but today I think we can point to increased pressures in all three of our large businesses, both RIPS, which is a global business, Paper Packaging, which is predominantly North America, and our flexible products business which, too, is a global business.

I’ll make a comment that, typically, competitive prices intensify when there’s a significant deflationary trend in raw materials, and that is very consistent with what we’re seeing in all our markets around the world.

To answer specifically, in each product line, in each region, I think there’s a little different story, but I will tell you we are seeing more pricing activity and volume attempts occurring in all the regions. I think the key is not necessarily what’s happening, but what we’re doing, and I’ll tell you every single competitive situation we’re in, our goal is to make a sound commercial decision to ensure that we protect the profit of the business, and it further enforces the fact that we need to continue to reduce our costs in our operations, eliminate the number of rooftops we have, and continue to drive SG&A costs to offset any market headwinds that we’re experiencing.

Matt Krueger:

Great, thanks. Then, then just expanding on what you mentioned about pockets of strength outside the US, I know you mentioned Europe, but could you provide some additional details surrounding exactly where you’re seeing that strong demand in terms of product types and I guess by region other than Europe?

Pete Watson:

Yes, our largest volume growth for the quarter was around EMEA, and we certainly read about some improving economic activity in that region. There are certain regions than are stronger than others in EMEA. Some of the parts of southern Europe are stronger, specifically around some of our agricultural products, like conical drums. Eastern Europe continues to show good growth, and we also continue to have good strength in volumes and profits in the Middle East and North Africa, in South Africa and Sub-Sahara.

Matt Krueger:

Great. Thanks.

Operator:

Thank you. The next question is from George Staphos of Bank of America Merrill Lynch. Please go ahead.

George Staphos:

Hi, guys. I guess the first question I had, how—when we look at the incremental margin that you’re projecting out towards 2017, some of them are significant. In FPS, I think it’s around 80%, I don’t have the precise calculation in front of me. Recognizing you’re confident in that, because you put it in the slide deck in the first place, how do we bridge to that type of incremental pickup over the next three years? Again, if you’d just do it simplistically in buckets, that would be helpful.

Then, broadly, you know, it sounds—you said the volume is the biggest issue in terms of the reduction in your guidance, yet you called out pricing a number of times on this call, and certainly in your pre-call and in your slide deck. So, I guess the question I have is, is pricing significantly worse than your expectations, and if so, is there a way to quantify how much that is off versus your expectation? Thanks for taking my follow-up.

Pete Watson:

Yes, this is Pete, and what I’ll address is your comment on price and volume. So, in North America, it’s really two businesses. In Paper Packaging, we obviously have our mill containerboard business and our core choice sheet feeding model. In our mills, the headwinds were around the pressure on selling prices, and specifically recycled medium aligner, that’s directly related to the new containerboard mill entrance; also, to a lesser extent, projected increases in OCC for the balance of the year. I will say that those pricing pressures are consistent with what we’ve seen published in Pulp & Paper. We have not had those concerns through the first half of the year, but we are seeing concerning going forward in our second half.

In sheet feeding, our concern is in volume. We’ve had lower volumes in the Midwest due to competitive pressures from entrants, and we are consciously making commercial decisions not to chase volume that has competitive price pressures. I will tell you in the Southeast, our forecast is for the second half to have stronger volumes, as part of our new corrugator expansion.

In RIPS North America, as Larry indicated, the biggest headwind we have that’s causing results to be less than expected, it has to do more on volume and a small amount on pricing pressure.

Larry Hilsheimer:

George, with respect to your question on the Flexibles margin increment—I’m just looking at it. The margin increment relative to gross profit margin relates to a couple of elements. One is the targeting and development of high skilled capabilities to target the niche high profit margin markets, which are food and pharmaceuticals, which have much higher margin opportunities, and which we have unique capabilities to go after.

The second—Pete and David both talked about the significant improvement in our operational capacities by applying some of our Greif Business Systems, operational excellence capabilities to improve, and Pete mentioned already that the productivity in the last 60 days in the plants to which this is deployed are up 100%.

The other element is that in that baseline we had a lot of these third-party sourced materials, which were high cost.

So, you put all of those elements together and you go out through ‘17, and that drives a lot of the gross profit margin. On the operating profit margin, we obviously have a big shift in taking out the SG&A costs that we talked about last year. The SG&A takeout costs on a US dollar basis is significantly less because of the FX translation impact, but all of those things contribute to the margins reflected on that slide.

One thing that I do want to emphasize, and Pete mentioned this earlier, this is a four-year plan, five-year plan for Flexibles going out through 2020, with all the piece and parts that have to be executed, and so we actually expect margins to be better than what’s reflected on this slide through 2020.

Operator:

The next question is from Chris Manuel of Wells Fargo. Please go ahead.

Chris Manuel:

Good morning again, just a couple follow-ups. Along those lines, when you’re talking about the RIPS volumes in North America, I think you cited again they were down nine-tenths of a percent through the most recent quarter, but you’ve seen a significant reduction. Can you help frame us what you’ve seen as far as a reduction? I mean, again, if it’s a volume issue and not as much of a price issue, it would suggest you have volumes down like 40/50% to account for the shortfall. Can you give us a sense as to—and that doesn’t seem realistic. But, what are you seeing presently and budgeting in to your new forecast for RIPS volumes in North America?

Pete Watson:

Yes, it’s not nearly what you’re saying. We’re seeing volume projections of the 5% range, and, again, it’s different by each business. We’re not going to get into the specific forecast of volumes by substrates and regions, but we’re seeing softness in certain sectors that we do business, specifically IBCs, which was a big part of our profit improvement in the second half, and end-use markets as it relates to oil and gas activities are showing very, very mediocre economic activity, and, again, that was a big part of our profit growth in the second half. I think we’re just seeing flat to slow growth or no growth in steel. We are also doing pricing initiatives. We have made some conscious decisions to walk away from business in the short term, because we don’t feel the margins are sufficient for what we expect to make in that business. So, those are all contributing factors.

Chris Manuel:

Okay, and then the next follow-up is in the paper business, and you just addressed some of this a moment ago, but you specifically talked about seeing price pressure from folks that—new entrants adding capacity in the marketplace. You’re one of those new entrants. You have 55,000 tonnes of new capacity coming in the back half of the year, and additional sheet feeding capacity, etc. How would we think about how much price pressure are you seeing, or how much have you had to discount to sell those tonnes? How would we kind of think about that?

Pete Watson:

I’ll first answer the question regarding our own capacity coming on board, and it’ll come on board fairly soon. As you know, we have increased our corrugated capacity in North Carolina, and that will consume a good part of that volume. We have a very high percentage of integration, so we feel very comfortable that the volume that’s coming on in our Semichem medium, we’ll consume that internally, and we will just consume more of our internal usage through our system.

In regard to pricing, the mills have, through our internal integration, have kind of isolated ourselves from a lot of the pricing pressures in the first half, we are seeing that change, and our forecasts reflect pricing that’s consistent with what’s currently published in the Pulp & Paper Index for the second half, and another part of that has to do with projected increases in OCC for the balance of the year that has created some margin erosion in our forecast model.

Chris Manuel:

Okay, that’s helpful, and then the last question. David, Larry, you’re laying out 2017 commitment for free cash flow in the 225 to 235 range. I mean, we’re coming off of 2014, it’s 125. We’re seeing that close to cut in half here in ‘15. What’s the bridge between here, the 60, 70, 80, you know, the range here to the 225? Is there maybe a couple of the elements in it? Is there a significant component to restructuring spending in ‘16 that’s needed to get there in ‘17, or how am I to think about the path?

Larry Hilsheimer:

Yes, it’s a combination of things, Chris, as you might imagine. We’ve got the uplift of our SG&A savings that will end up driving, as you can see on slide 22 in our deck, off of the adjusted baseline. A significant impact there just in and of itself would—you know, over $45 million, which translates obviously directly to bottom line and cash flow. So, as those headcount reductions that David mentioned, of our 350 people in SG&A, plus the pickup that we get on cost savings, the closures of plants and consolidations, that end up working through not just some of the SG&A but also in our gross profit analysis—I mean, we’re consolidating that footprint and seeing those op ex improvements.

Then, you have the growth activities out of our Sadara million drum commitment that will produce profitability, and ultimately we do believe in the paper business, the investment that we’ve made in the modernization of River mill and the corrugators will tie it all together.

All those things working together, along with some plain blocking and tackling operational improvements in some of the plants that Pete mentioned are underperforming, all of those elements come together to give us a very high level of confidence in this plan, and you’re exactly right, we looked at it and said look at how the second part of this year is, that’s already incorporated in us achieving these commitments.

Chris Manuel:

Maybe I didn’t ask the question very well, let me try to approach it a little differently. If I look at the baseline of $68 million going to the kind of the midpoint 230, that implies about $80 million of improvement per year along the way. Is it somewhat linear, or does ‘16 look like another year, to Adam’s point earlier, where you’re borrowing to pay the dividend and then suddenly we have this massive pop in ‘17. What does the path look like?

Larry Hilsheimer:

We are looking right now on accelerating some of the actions, as a result of what we’re seeing in ‘15, to try to accelerate as much as we can. We have the teams working on it right now. The original timeline on some of our headcount reductions, it is not linear, there is more push falling into 17, but ‘16, in and of itself, we’ll not be in a situation where we would have to borrow to pay our dividend.

Chris Manuel:

Okay, that’s helpful, and the last question for David. When I look at Slide 20, where you talk with the portfolio optimization, I think you mentioned in your prepared remarks a day or so ago that this is the last time you’re going to be referring to this. I think this slide has stayed the same since you introduced it at Analyst Day, but yet you’ve made quite a bit of—or it seems like you’ve made some progress along divestitures, and tying that to Slide 44 in the back, where the divestitures are coming from, can you maybe help us with where you sit today in this process with respect to the divestitures? Are you going to get 450 flagged in the back here, 330 in rigid, 20 in paper, 100 in flexibles? What’s been done, what’s left to go?

David Fischer:

Yes, I would say—I don’t have that specific figure of where we stand today, once we execute everything we’ve currently done, but we have closed a number of facilities, consolidated six or eight of those this last—let’s say four or five months, and that’s when the implementation phase really took hold. We also divested a couple.

With that, I would say, you know, in approximate terms, halfway home in terms of our activities. We have a handful of others that are remaining, that we’re currently active on. With those, they’re not simply just divest and walk away, a lot of these are consolidations, so the volume leaves those plants goes to our other plants, and we intend to have some better pricing leverage out of those moves. So, I would say maybe halfway home in terms of the progress, so you’re going to hear from us in the coming two quarters about additional progress, not only on the consolidation moves but we’re going to report back to it you as well on advancements on our headcount reduction, as well.

Chris Manuel:

Okay. Thank you, guys, and good luck on the process.

David Fischer:

Thank you.

Operator:

Thank you. The next question is from Adam Josephson of Key Bank. Please go ahead.

Adam Josephson:

Thanks for taking my follow-ups. David, just three for you. One on—you talked earlier about potentially selling the land. Why aren’t you selling or doing a tax-free spin of either the land or containerboard businesses, given their obvious lack of connection to the core steel drums business, and what would be the tax implications of selling either one?

Larry Hilsheimer:

I can take the tax consequences of selling either one, Adam; it would be very, very significant. Our bases in our timber holdings are very low, which is why, if we did anything, we would try to do it in a tax preferred structure, and as we explained earlier, we’ve looked at those from time to time and it’s our current view that we like the assets in our portfolio, and that’s where our Board of Directors has landed, as we’ve discussed those options in working through the strategy, but we’ll always continue to look at these from time to time and explore it. Our tax basis in our mill is also very low. I don’t have the exact number for you, because we haven’t gone to that point of saying “let’s look at actually selling it.” We’ve said this before, and David also elaborated on it, we believe that that is one of our core businesses. We’ve been in it for a very, very long time and it’s just another packaging business.

David Fischer:

I would add that we do not, and haven’t for a while, viewed ourselves as only a steel drum company, we look at ourselves as an industrial packaging company, and we’re getting deeper in the supply chain activities of our customer base in many fronts around the world. So, I would make that point.

I would say, as far as the timing of which, and there may be a time that that changes and our board changes their position, that’s their prerogative, but right now, in the paper business, we have several more runway extension programs, I’ll call them, where we’re going to increase the profitability of this segment. In our competitive marketplace, we’re among the highest in terms of performers, in terms of margin, and we have several projects that are developing that are going only enhance that from a niche play, so our runway looks very attractive to us. I would certainly want to run that runway out to its completion, and it is not restricted or limited to the capacity of our mills, because, as Pete mentioned, our core choice operations are significant in terms of their contribution to not only our profitability, but also our competitive advantages. So I think we have a long way to go before we would press on that.

I addressed land earlier. Until we run out some of our other options of the surface minerals and deep minerals, we would not be in a position to recommend even to our Board that we’d want to divest with those.

Adam Josephson:

Thanks for that, David and Larry. I have two others, David. One is—just regarding 2017 targets, I mean, obviously your visibility in fiscal ‘15 has been quite limited, right, as evidenced by the substantial guidance reduction a couple weeks ago. Why bother giving 2017 targets in light of that lack of visibility?

David Fischer:

Well, I think it’s very key to our transformation process. Our plan is a multi-year plan. We gave two-year goals, because we didn’t think it was credible to talk about three-, four- or five-year goals. We wanted to hold ourselves accountable to this performance. Our plan is structured to achieve those goals in what I would call not only a deliberate but very specific plan asset by asset. So, that’s what path we need to motivate 14,000 people to start delivering on, and those seem very reasonable to us given what our analysis has been over the past year in the transformation progress.

I also would add, and you can probably tell it from the tempo of our questions or our comments to your questions throughout the call, that we don’t anticipate the situation in North America to be permanent. We think it’s a blip in our performance. We can’t control market demand, by any stretch of the imagination, but we can control what’s not working, and we are already about fixing those, so we don’t anticipate the problems in North America to be persistent.

Adam Josephson:

Thanks, David, and just one last one. Can you talk about how the Board pays for performance? Obviously, Shareholders want to know that there’s a strong connection between the two.

David Fischer:

Sure. Our Compensation Committee is very active on that subject at each quarter, and certainly on the annual meeting. You can access how they view that in our Proxy Statement and how they pay for performance and what goals and policies they use to manage that dynamic. I think that’s in our proxy filing each year, so you could access that.

Adam Josephson:

Okay. Thank you.

Scott Griffin:

Okay, Manny, that was the last question.

Operator:

Yes, I would like to turn the floor back over to Mr. Griffin.

Scott Griffin:

Thank you, Manny. The replay of the question and answer session will be available later today on our website at greif.com. We appreciate your interest and participation. Thank you.

Operator:

Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.